Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

May 9, 2013, New York - Sotheby's (NYSE: BID) today reported financial results for the first quarter ended March 31, 2013.

Sotheby's reported first quarter total revenues of $101.7 million, a $3.2 million, or 3%, decrease from the prior year, principally due to a decline in auction commission margin to 15.0% from 18.1% in the prior year first quarter. Net auction sales increased 23% in the first quarter as compared to the prior year, but this improvement was in the most competitive categories of Impressionist, Modern and Contemporary Art, where the climate for the most high-value consignments remains very competitive and with such consignments often earning thinner auction commission margins. In the first quarter, there was a 35% increase in the total sale price of lots sold over $1 million, where auction commission margin experiences the most pressure.

In order to enhance revenue and strengthen auction commission margins, Sotheby's enacted a change to its buyer's premium rate structure that became effective March 15, 2013. Buyers at auction now pay 25% on the first $100,000 of hammer price; 20% on the portion of hammer price above $100,000 up to and including $2 million; and 12% on any remaining amount above $2 million. For over 98% of lots sold, this change represents an increase of 2% or less in the final purchase price and for all lots, a maximum 3.6% increase in the final purchase price. This price change did not have a material impact on Sotheby's results for the first quarter of 2013, as a large majority of Sotheby's auctions for the period were conducted prior to that date. However, based on sales results and

Exhibit 99.1

business-getting efforts to date, it is expected to contribute to an improvement in auction commission margin in the second quarter of 2013 when compared to the first quarter of 2013 and the second quarter of 2012.

Because of the seasonal nature of the art auction market, first and third quarter results have historically reflected a lower volume of auction activity when compared to the second and fourth quarters and, typically, a net loss due to the fixed nature of many of Sotheby's operating expenses. As a result, first quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

Net loss for the three months ended March 31, 2013 was ($22.3) million, or ($0.33) per diluted share, as compared to ($10.7) million, or ($0.16) per diluted share in the prior period. This decrease is largely due to the aforementioned decline in auction commission margin and to a lesser extent, an 8% increase in operating expenses, which in large measure is attributable to planned investments in support of Sotheby's strategic initiatives, including the development of Sotheby's presence in growth markets.

“The first quarter showed a solid increase in auction sales compared to the prior year, but the results illustrate how competitive the market is for the highest value consignments. That competition resulted in lower commission margins, which is reflected on the bottom line. It's not where we prefer to be, but these results need to be seen in the context of thinking about the full year 2013. The increase in buyer's premium will help improve revenue margins as the year continues,” said Chairman, President and CEO Bill Ruprecht.

Exhibit 99.1

“The results also show that we continue to invest in the future, moving ahead with initiatives that expand our global relevance and reach: redefining and personalizing the client experience at Sotheby's, delivering web-based tools across the globe so our clients can engage with us anywhere, at any time on any device, presenting a host of truly exciting private sale shows in newly-designed galleries in New York, London and Hong Kong and, of course, expanding our presence in China and elsewhere,” he continued.

“We have historically adapted to a changing world. We are still an auction house, but today we are also much more. We have built on our 270 years of success to become an innovative and global art business. And with very good reason - new markets now account for 40% of worldwide buying activity in our sales rooms,” said Ruprecht. “This week's Evening Sale of Impressionist and Modern Art is a great example. We saw bidders from 45 countries participating - including the largest number from Latin America and Asia we have ever witnessed for an Evening Sale of Impressionist and Modern Art at Sotheby's. We are truly bringing a world of art to a new world.”

Second Quarter Sales
This week in New York, exceptional works from prominent estate collections drove Impressionist & Modern Art sales to a strong total of $288 million, near the pre-sale high estimate of $296 million. Both the sales total and the sell-through rate of 84.5% for the evening sale rank among Sotheby's highest in this category in recent years. The top lots of the sales were from the collection of Alex & Elisabeth Lewyt - Paul Cézanne's Les Pommes which sold for $41.6 million and Amedeo Modigliani's L'Amazone which sold for $25.9 million.

Last month in Hong Kong, an excellent group of sales brought a total of $280 million, at the high end of the pre-sale estimate. Over 3,100 lots were sold to buyers primarily from Asia but with worldwide competition. Solid prices were achieved throughout the week, with the Fine Chinese

Exhibit 99.1

Paintings auction more than doubling the pre-sale estimate, the Watches sale bringing the highest total ever for a sale of timepieces in Asia and for Sotheby's worldwide, and the Magnificent Jewels sale earning a per-carat auction record for a round white diamond with the sale of a stunning 28.86-carat Round D Flawless Diamond for $6.9 million, or $239,000 per carat.

Also last month, Sotheby's Contemporary Art sale in Doha brought outstanding results. The sale totaled $15.2 million, a record for a sale of Contemporary Art in the Middle East region and towards the high end of the pre-sale estimate. Records were set for nine artists, including a record for a living Arab artist. Bidders from fifteen countries across four continents participated in the sale which affirms the growing importance of Qatar in the international art world.

Sotheby's April sale of Magnificent Jewels in New York brought $53.5 million, the highest ever total for a spring sale of jewelry at Sotheby's New York and above the pre-sale estimate of $36/$49 million. Highlighting the sale was an exceptional pear-shaped diamond of nearly 75 carats which sold for $14.2 million, the record for any white diamond sold in the Americas.

Upcoming Sales
In New York next week, Sotheby's Contemporary Art sales have a number of exciting works on offer. Among them are Francis Bacon's Study for a Portrait of P.L., which has not been seen since 1972, Gerhard Richter's historic and large scale Domplatz Mailand, and Barnett Newman's masterpiece Onement VI. Each work carries a pre-sale estimate of $30/40 million and the sales series has a total pre-sale estimate of $350/$475 million.

Also next week is Sotheby's Magnificent Jewels sale in Geneva. Highlighting the 600+ lot sale is a 27.9 carat, D color and Internally Flawless Magnificent and Very Important Diamond Ring. The

Exhibit 99.1

ring has a pre-sale estimate of $4/$6 million and the total sale has a pre-sale estimate of $53/$79 million.

Sotheby's is proud to present a major exhibition of works by Jean-Michel Basquiat. Featuring over 30 works, the exhibition will showcase seminal pieces in a variety of mediums and from a range of important dates in the artist's oeuvre. The carefully curated grouping explores the key themes Basquiat grappled with during his career and the variety of media he used to express them. The exhibition opens at a pivotal moment of appreciation for both the artist's career and market with major museum exhibitions and gallery shows presented and record prices achieved in recent years. This exclusive selling exhibition opened last week at our S|2 gallery in New York and will continue through June 9th.

Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's will host a conference call at 4:45 PM EDT on May 9, 2013, to discuss its first quarter 2013 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 28563641.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Press Department |+44 (0)20 7293 5168 | Matthew Weigman|Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's has been uniting collectors with world-class works of art since 1744. Sotheby's became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby's presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby's BIDnow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby's offers collectors the resources of Sotheby's Financial Services, the world's only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, and two retail businesses, Sotheby's Diamonds and Sotheby's Wine. Sotheby's has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Forward-looking Statements

Exhibit 99.1

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2013	March 31, 2012
Revenues:
Auction and related revenues	$94,175	$97,410
Finance revenues	4,933	3,575
Dealer revenues	1,083	2,678
License fee revenues	1,186	901
Other revenues	368	395
Total revenues	101,745	104,959
Expenses:
Direct costs of services	8,449	7,391
Dealer cost of sales	700	2,512
Marketing expenses	4,687	4,397
Salaries and related costs	60,695	56,226
General and administrative expenses	44,011	38,919
Depreciation and amortization expense	4,516	4,220
Total expenses	123,058	113,665
Operating loss	(21,313)	(8,706)
Interest income	386	609
Interest expense	(12,515)	(10,108)
Other income	1,699	1,742
Loss before taxes	(31,743)	(16,463)
Equity in earnings of investees, net of taxes	2	221
Income tax benefit	(9,396)	(5,578)
Net loss	$(22,345)	$(10,664)
Basic and diluted loss per share - Sotheby’s common shareholders	$(0.33)	$(0.16)
Weighted average basic and diluted shares outstanding	67,951	67,457
Cash dividends paid per common share	$—	$0.08